UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12626 High Bluff Drive, Suite 150
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Effective September 30, 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) and Robert Kammer, the Chairman of the Board of Directors of the Company, terminated the Advisory Agreement dated April 1, 2012, between the Company and Dr. Kammer, pursuant to which Dr. Kammer provided certain advisory services to the Company in addition to his services as a director. Dr. Kammer will continue to serve as Chairman of the Board of Directors of the Company.

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On September 26, 2013, director Paul Finnegan provided notice of his resignation from the Board of Directors of the Company for personal reasons, effective as of October 1, 2013. Dr. Finnegan’s resignation is not due to any disagreement with the Company.

On September 29, 2013, director Jeffrey Abrams provided notice of his resignation from the Board of Directors of the Company for personal reasons, effective as of that date. Dr. Abrams’ resignation is not due to any disagreement with the Company. Dr. Abrams, who is our Founder Emeritus, will continue to provide consulting services to the Company, including serving as the inaugural member of the Imprimis Network of Domain Experts.

(d) Effective on October 2, 2013, the Board of Directors of the Company elected Peter Kenny to the Company’s Board of Directors. In addition, the Board appointed Mr. Kenny to the Audit Committee and Compensation Committee of the Board of Directors. Mr. Kenny will serve as Chair of the Compensation Committee. The Board has also appointed director Gus Bassani to the Company’s Audit Committee.

Mr. Kenny is currently the Managing Director of Institutional Sales Trading at Knight Equity Markets L.P. He has more than 25 years of experience in the equity trading industry and prior to joining Knight was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight in December 2006 from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch market maker. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees. Mr. Kenny appears regularly as an equity market commentator in various broadcasting venues and publications, such as CNN, CNBC, Fox Business, Reuters, BBC and Bloomberg TV, radio and print. Mr. Kenny currently serves on the Board of Directors of Bank of the Ozarks (NASDAQ: OZRK).

In connection with his appointment as a director, the Board approved the issuance to Mr. Kenny of 8,947 restricted stock units (the “RSUs”) under the Company’s 2007 Incentive Stock and Awards Plan. The RSUs vest in full on the 13 month anniversary of the date of grant. In addition, Mr. Kenny is eligible to receive cash compensation for his participation on the Board of Directors pursuant to the Company’s established board compensation program for non-employee directors in effect for 2013, as described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on July 17, 2013. Mr. Kenny will also enter into the Company’s form of indemnification agreement for directors and officers.

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 12, 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) filed a Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission in connection with the solicitation of written consents of the Company’s stockholders to approve (1) an increase the number of shares of common stock available for issuance under the Company’s 2007 Incentive Stock and Awards Plan (the “Plan”) from 2,400,000 to 5,000,000 and (2) increase the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted to an individual in a calendar year under the Plan from 600,000 shares to 1,250,000 shares (collectively, the “Proposals”). Stockholders of record on September 10, 2013 were entitled to vote on the Proposals. There were approximately 8,961,583 shares of the Company’s common stock issued and outstanding on the record date. Affirmative consent by the stockholders holding a majority of the shares of common stock issued an outstanding on September 10, 2013 is required to approve each of the Proposals.

On September 27, 2013, the Company received the requisite stockholder approval for each of the Proposals. The Company subsequently terminated the consent solicitation. No meeting of the Company’s stockholders was held. The results of the solicitation for the Proposals were as follows:

Proposal 1: To approve an increase in the number of shares of common stock available for issuance under the Plan from 2,400,000 to 5,000,000 shares.

For	Against	Abstain	Broker Non- Vote
4,734,893	24,378	950	—

Proposal 2: To approve an increase in the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted to an individual in a calendar year under the Plan from 600,000 shares to 1,250,000 shares.

For	Against	Abstain	Broker Non- Vote
4,734,775	24,496	950	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: October 2, 2013	By:	/s/ Mark L. Baum
	Name:	Mark L. Baum
	Title:	Chief Executive Officer